As filed with the Securities and Exchange Commission on June 24, 2002
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
the Securities Act of 1933

OCCAM NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0442752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

77 Robin Hill Road
Santa Barbara, CA 93117
(Address of principal executive offices)

1999 STOCK PLAN
(Full title of the plan)

Lee Hilbert
Vice President, Finance
Occam Networks, Inc.
77 Robin Hill Road
Santa Barbara, CA 93117
(Name and address of agent for service)

(805) 692-2900
(Telephone number, including area code, of agent for service)

Copy to:
Thomas C. DeFilipps
Robert F. Kornegay
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock to be issued under the 1999 Stock Plan (2)	24,294,169	$0.08	$1,943,533.52	$179

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 1999 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, which were filed by Occam Networks, Inc. (“Occam”), formerly known as Accelerated Networks, Inc., with the Securities and Exchange Commission (the “Commission”), and any future filings made by Occam with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission on April 1, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed with the Commission on June 10, 2002;

•	Current Report on Form 8-K, as filed with the Commission on May 24, 2002; and

•
The description of Occam’s common stock contained in its Registration Statement on Form 8-A, as filed with the Commission on June 1, 2000 and any amendment or report filed with the Commission for the purpose of updating such description.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII, Section 6 of Registrant’s Amended and Restated Bylaws provides that it will indemnify its directors and any officers designated by the board of directors to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or such designated officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was director or officer of Registrant (or was serving at Registrant’s request as a director or officer of another corporation) shall be paid by Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Registrant as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article VIII of Registrant’s Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Registrant has entered into indemnification agreements with its directors and executive officers for their benefit. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

Registrant has purchased directors’ and officers’ liability insurance covering its current officers and directors.

In addition, pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of November 9, 2001, as amended, between Registrant, a wholly-owned subsidiary of Registrant and Occam Networks Inc., a California corporation (renamed Occam Networks (California ), Inc.), Registrant agreed to maintain in effect all rights to indemnification existing in favor of the former directors and officers of Registrant for their acts and omissions occurring prior to the completion of the merger, for a period of six years from the completion of the merger and will maintain directors’ and officers’ liability insurance to cover any such liabilities for specified periods following the completion of the merger.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Description
4.1	1999 Stock Plan
4.2	Form of Early Exercise Stock Option Agreement for the 1999 Stock Plan
4.3	Form of Stock Option Agreement for the 1999 Stock Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Registrant
23.2	Consent of Ernst & Young, LLP, Independent Auditors, with respect to Occam Networks (California) Inc., a California corporation
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-6 of this registration statement)

Item 9.    Undertakings

1.    The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, that are incorporated by reference in this registration statement.

(b)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on June 24, 2002.

OCCAM NETWORKS, INC.

By:	/s/ LEE HILBERT
Lee Hilbert, Vice President, Finance and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Howard-Anderson and Lee Hilbert, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT HOWARD-ANDERSON Robert Howard-Anderson	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2002

/s/ LEE HILBERT Lee Hilbert	Vice President, Finance (Principal Financial and Accounting Officer)	June 24, 2002

/s/ ROBERT B. ABBOTT Robert B. Abbott	Director	June 24, 2002

/s/ MARK A. FLOYD Mark A. Floyd	Director	June 24, 2002

/s/ STEVEN M. KRAUSZ Steven M. Krausz	Director	June 24, 2002

/s/ THOMAS C. MCCONNELL Thomas C. McConnell	Director	June 24, 2002

/s/ LIP-BU TAN Lip-Bu Tan	Director	June 24, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	1999 Stock Plan
4.2	Form of Early Exercise Stock Option Agreement for the 1999 Stock Plan
4.3	Form of Stock Option Agreement for the 1999 Stock Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants, with respect to Registrant
23.2	Consent of Ernst & Young, LLP, Independent Auditors, with respect to Occam Networks (California) Inc., a California corporation
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-6 of this registration statement)